Exhibit 10.22
EIGHTH AMENDMENT TO LOAN AGREEMENT
     This Eighth Amendment to Loan Agreement (“Amendment”) is made as of September 27, 2006, by and among THE ANDERSONS, INC., an Ohio corporation (the “Borrower”), the financial institutions signatory hereto (being all of the Lenders as of the date of this Amendment) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), in its capacity as Agent for the Lenders (in such capacity, the “Agent”) and as one of the Lenders.
RECITAL
     This Amendment is made with respect to the Loan Agreement made as of October 30, 2002, (as amended, modified, supplemented, renewed or restated from time to time, the “Agreement”). Capitalized terms that are not defined in this Amendment shall have the meanings assigned to them in the Agreement. The Borrower and the Lenders desire to extend the term of the Commitments and to otherwise amend certain provisions of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Amendment, and of any loans or extensions of credit or other financial accommodations heretofore, now or hereafter made to or for the benefit of Borrower, the parties agree as follows:
     1. Section 1.1 of the Agreement, General Definitions, is hereby amended by adding, deleting and amending the following definitions as follows:
     “Agent’s Letter” shall mean the letter agreement between Borrower and the Agent dated September 27, 2006.
     “Applicable Margin” shall mean with respect to Swing Line Advances, Line of Credit A Advances or Line of Credit B Advances which are Daily Reset LIBOR Rate Loans, Base Rate Loans or LIBOR Rate Loans, Commitment Fees for the Line of Credit A Loan Commitments and the Commitment Fees for the Line of Credit B Loan Commitments (“Non-Use Fees”), Standby LC Fees and Commercial LC Fees, the rates per annum set forth below for the then applicable Financial Performance Level:
     Swing Line Advances, Line of Credit A Advances and Commitment Fees Line A:

Financial		Daily Reset LIBOR	Non-Use Fees
Performance Level	Base Rate	Rate & LIBOR Rate	Line A and Line B
Level 1	0.0%	1.000%	0.225%
Level 2	0.0%	0.850%	0.200%
Level 3	0.0%	0.700%	0.175%
Level 4	0.0%	0.550%	0.150%
Level 5	0.0%	0.400%	0.125%
Level 6	0.0%	0.325%	0.100%

     Line of Credit B Advances, Letter of Credit Fees and Commitment Fees Line B:

Financial		LIBOR Rate &
Performance Level	Base Rate	Standby LC Fees	Commercial LC Fees
Level 1	0.0%	1.000%	0.450%
Level 2	0.0%	0.850%	0.395%
Level 3	0.0%	0.700%	0.340%
Level 4	0.0%	0.550%	0.285%
Level 5	0.0%	0.400%	0.230%
Level 6	0.0%	0.325%	0.175%
     The initial Financial Performance Level shall be Level 6. The Agent will review Borrower’s financial performance as of each fiscal quarter end, beginning with fiscal quarter end September 30, 2006, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to whether Borrower’s Financial Performance Level based on such fiscal quarter is Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6. As so confirmed by the Agent, Borrower’s Financial Performance Level will determine the Applicable Margin effective for Swing Line Advances, Line of Credit A Advances, the Commitment Fees for the Line of Credit A Loan Commitments and the Line of Credit B Loan Commitments, Standby LC Fees and Commercial LC Fees for the three month period beginning on the first Business Day of the third month following the end of such fiscal quarter if the Agent receives such quarter end financial statements prior to the last five (5) Business Days of the second month following the end of such fiscal quarter. If the Agent receives such quarter end financial statements during or after the last five (5) Business Days of the second month following the end of such fiscal quarter (but prior to the end of the third month following the end of such fiscal quarter), any reduction in the Applicable Margin will be delayed until the tenth day of the month following the month in which the Agent receives such quarter end financial statements, but any increase in the Applicable Margin will be effective as of the first Business Day of the third month following the end of such fiscal quarter. If the Agent does not receive such quarter end statements prior to the end of the third month following the end of such fiscal quarter, Borrower’s Financial Performance Level shall be deemed to be Level 1 beginning with the tenth day of the fourth month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Level shall apply during the remainder of the three month period.
     “Asset Coverage Ratio” shall mean, for any date of determination, the ratio of (a) the sum of (i) the aggregate principal amount of the Line of Credit A Loan Liabilities, (ii) the aggregate amount of the LC Obligations, and (iii) the aggregate principal amount of the Line of Credit B Loan Liabilities; divided by (b) the of the sum of the amounts of Borrower’s accounts receivable and inventory as they would normally appear on Borrower’s balance sheet according to GAAP.
     “Available Amount A” shall mean, at any time, an amount equal to (i) the Line of Credit A Loan Commitments minus (ii) the sum of (A) the aggregate principal amount of the Line of Credit A Loan Liabilities, and (B) the aggregate amount of the LC Obligations.
     “Available Amount B” shall mean, at any time, an amount equal to (i) the Line of Credit B Loan Commitments minus (ii) the aggregate principal amount of the Line of Credit B Loan Liabilities.
     “Borrowing Base” — Deleted.
     “Borrowing Base Certificate” — Deleted.

     “Borrowing Base Limit” — Deleted.
     “Commitment” shall mean, as to any Lender, such Lender’s Line of Credit A Loan Commitment and Line of Credit B Loan Commitment, the Agent’s commitment to make Swing Line Advances under the Line of Credit A and the Agent’s commitment to cause the issuance of Letters under the Line of Credit A, and “Commitments” shall mean collectively, such Commitments for all the Lenders and the Agent.
     “Financial Performance Level” shall mean the applicable level of Borrower’s financial performance determined in accordance with the table and paragraph set forth below, provided, however, notwithstanding the definition thereof, Debt to Capitalization Ratio shall be determined as if the Top Cat Subsidiaries were not consolidated subsidiaries of Borrower.

Financial
Performance
Level	Debt to Capitalization Ratio
Level 1	Greater than 65%
Level 2	Less than or equal to 65% but greater than 60%
Level 3	Less than or equal to 60% but greater than 55%
Level 4	Less than or equal to 55% but greater than 50%
Level 5	Less than or equal to 50% but greater than 40%
Level 6	Less than or equal to 40%
     “Line of Credit A Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of $300,000,000, as set forth opposite such Lender’s name under the heading “Line of Credit A Loan Commitments” on Schedule A-4, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1 and as such amount may be increased from time to time pursuant to Section 10.31(b); and “Line of Credit A Loan Commitments” shall mean collectively, the Line of Credit A Loan Commitments for all the Lenders.
     “Line of Credit B Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of $50,000,000, as set forth opposite such Lender’s name under the heading “ Line of Credit B Loan Commitments” on Schedule A-4, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1 and as such amount may be increased from time to time pursuant to Section 10.31(b); and “Line of Credit B Loan Commitments” shall mean collectively, the Line of Credit B Loan Commitments for all the Lenders.
     “Line of Credit A Loan Liabilities” shall mean the principal and interest owing under the Line of Credit A.
     “Line of Credit B Loan Liabilities” shall mean all of the Liabilities other than: (a) the LC Obligations; and (b) the principal and interest owing under the Line of Credit A.
     “Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal pursuant to any of the Financing Agreements on the day such principal becomes due or is declared due or Borrower fails to pay any interest pursuant to any of the Financing Agreements on or before five (5) days after such interest becomes due or is declared due; (b) Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c) a Change of Control shall occur; (d) Borrower or any consolidated subsidiary of Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and (c) above), and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs; (e) the Available Amount A or the Available Amount B, as calculated in accordance with the definitions thereof, result in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $5,000,000 is rendered against Borrower or any guarantor of any of the Liabilities and such judgment remains unsatisfied or un-discharged and in effect for sixty (60) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured (through insurance policies and/or self insurance reserves); (h) all or any material part of the assets of Borrower or any guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; (k) Borrower or any consolidated subsidiary of Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of its business affairs; (l) Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; or (n) the Agent, at any time reasonably determines that the Lenders are insecure with respect to the prompt payment of all or any part of the Liabilities, or that such change has occurred in the condition or affairs (financial or otherwise) of Borrower or any of Borrower’s Affiliates as, in the reasonable opinion of the Agent, materially affects Borrower’s ability to make prompt payment on the Liabilities.
     “Maturity Date” shall mean, as applicable, the earlier of: (a) as to the Swing Line or the Line of Credit A and LC Obligations, September 30, 2009; (b) as to the Line of Credit B, September 30, 2009; and (c) in all cases, the earlier date of termination in whole of the Commitments pursuant to Sections 2.3(c), 2.8 or 9.1.
     “Total Adjusted Funded Debt” shall mean as of any particular date (a) Borrower’s consolidated short term notes payable, plus (b) Borrower’s consolidated long term debt, plus (c) the current maturities of Borrower’s consolidated long term debt, minus (d) to the extent included in b. or c., non-recourse debt, plus (e) to the extent not included in a., b. or c., the Liabilities, minus (f) 90% of the result of (i) the book value of Inventory consisting of grain, minus (ii) 100% of the accounts payable related thereto, minus (g) 100% of the net equity in Margin Accounts.
     2. Subsection (a) of Section 2.1.4 of the Agreement, Letters of Credit, shall be amended to read as follows:
     (a) The Agent further agrees to issue or cause to be issued by a Lender, Letters for Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender thereby becoming an Issuer), with an expiration date not later than the earlier of (a)

one year after the date of issuance, or (b) the fifth day prior to the Maturity Date, in amounts up to the lesser of: (y) Thirty Million Dollars ($30,000,000) minus the then outstanding LC Obligations; or (z) the Available Amount A, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary”, whether one or more), in form and substance acceptable to the Beneficiary. Letters which provide for an automatic extension of the expiration date may not automatically extend for more than one year at each extension and shall, in the sole discretion of the Agent, not be allowed to automatically extend to a date later than the fifth day prior to the Maturity Date. In order to effect the issuance of each Letter, Borrower shall deliver to the Agent a letter of credit application (the “Application”) not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the Letter. The Application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which such Letter is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Letter and stating that all conditions precedent to such issuance have been satisfied. Each Letter shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuer, the “UCP”), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State in which the Issuer resides.
     3. Subsection (c) of Section 2.3 of the Agreement, Prepayments; Termination of the Commitments, shall be amended to read as follows:
     (c) Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit A Loan Commitments, (i) in whole (subject to the last sentence of this Section 2.3(c)) or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, but not to an amount less than $80,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit A Loan Liabilities in full and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit A Loan Liabilities to the extent necessary to cause the Available Amount A to be not less than zero. Any partial reduction of the Line of Credit A Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit A Loan Commitments of each of the Lenders. Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit B Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, but not to an amount less than $20,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit B Loan Liabilities in full, or (ii) in the case of a partial termination, payment of the Line of Credit B Loan Liabilities to the extent necessary to cause the Available Amount B to be not less than zero. Any partial reduction of the Line of Credit B Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit B Loan Commitments of each of the Lenders. In the event Borrower elects to terminate the Line of Credit A Loan Commitments in whole as set forth in this Section 2.3(c), then Borrower shall also terminate the Line of Credit B Loan Commitments in whole as set forth in this Section 2.3(c).
     4. Section 3.1 of the Agreement, Eligible Accounts, shall be deleted.
     5. Section 3.2 of the Agreement, Eligible Inventory, shall be deleted.

     6. Subsection (a) of Section 2.1.5 of the Agreement, Equalization Transfers, shall be amended as follows: The amount $20,000,000 shall be amended to read $30,000,000 in each place that it appears.
     7. Section 6.16 of the Agreement, Account Warranties, shall be amended to read as follows:
     6.16 Account Warranties. Except as disclosed to the Agent from time to time in writing, all Accounts which are reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; the Accounts have not been pledged, sold or assigned to any Person; and except as disclosed to the Agent from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.
     8. Section 6.17 of the Agreement, Inventory Warranties, shall be amended to read as follows:
     6.17 Inventory Warranties. Except as disclosed to the Agent from time to time in writing, all Inventory reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 shall be of good and merchantable quality, free from any defects which might affect the market value of such Inventory.
     9. The Compliance Certificate required by Subsection (b) of Section 7.1 of the Loan Agreement, Financial and Other Information, shall be in the form as attached hereto as Exhibit 7A-2.
     10. Subsection (c) and Subsection (d) of Section 7.1 of the Loan Agreement, Financial and Other Information, shall be deleted.
     11. Section 7.4 of the Agreement, Financial Covenants and Ratios, shall be amended to read as follows:
     7.4 Financial Covenants and Ratios. Borrower shall maintain at all times: (a) a Tangible Net Worth of not less than $125,000,000; (b) a Current Ratio Net of Hedged Inventory of not less than 1.25 to 1; (c) a Debt to Capitalization Ratio of not more than 70%; (d) Working Capital of not less than $55,000,000; and (e) an Asset Coverage Ratio of not more than 65%. Notwithstanding the definitions of the terms used in this Section 7.4, the amounts referred to therein shall be determined as if the Top Cat Subsidiaries were not consolidated subsidiaries of Borrower, and the Borrower shall deliver to the Lenders with each Compliance Certificate consolidating statements and such other schedules to support the calculations demonstrating compliance (or non-compliance, as the case may be) with the Financial Covenants and Ratios set forth in this Section 7.4, as they were presented prior to the formation of the Top Cat Subsidiaries.
     12. Section 10.31 of the Agreement, Amendments and Waivers, shall be amended to read as follows:
     10.31 Amendments and Waivers. (a) Except as provided in the following Subsections 10.31(b) and (c), any term, covenant, agreement or condition of this Agreement or the other Financing Agreements may be amended only by a written amendment executed by Borrower, the Required Lenders and, if the rights or duties of the Agent or Issuer are affected thereby, the Agent and such Issuer, respectively, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, that without the consent in writing of the holders of all outstanding Notes and LC Obligations, or of all Lenders if no Notes or Letters

are outstanding, no such amendment or waiver shall (i) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or LC Obligations or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions with respect to the payment or prepayment thereof, (ii) give to any Note any preference over any other Notes, (iii) amend the definition of Required Lenders, (iv) alter, modify or amend the provisions of this Section 10.31, (v) reduce the fees required under Section 2.5, (vi) alter, modify or amend the provisions of Sections 9.1 or 9.2 of this Agreement, (vii) alter, modify or amend any Lender’s right hereunder to consent to any action, make any request or give any notice, or (viii) release any guarantor of any of the Liabilities.
     (b) Provided that a Default or a Matured Default has not occurred and is continuing, this Agreement may be amended from time to time (i) to increase the total amount of the Line of Credit A Loan Commitments to an amount not exceeding $400,000,000 in the aggregate, and/or (ii) to increase the total amount of the Line of Credit B Loan Commitments to an amount not exceeding $100,000,000 in the aggregate, by one or more written amendments executed by Borrower, the Agent and one or more Lenders (together with new Notes and other Financing Agreements as may be reasonably required by the Agent). Subject to the following Section 10.31(c), any such increase shall be allocated to new or existing Lenders at the discretion of the Agent and Borrower.
     (c) Without the consent in writing of the affected Lender, no amendment or waiver shall increase the amount of or the Pro Rata Percentage of any Commitment of such Lender (but the amount of or the Pro Rata Percentage of any Commitment of such Lender may be decreased without the consent of such Lender).
     (d) Any amendment or waiver made in accordance with this Section 10.31 shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon Borrower, whether or not such Note or Letter shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.
     13. This Amendment shall be effective as of its date, and Equalization Transfers shall be made in accordance with Section 2.1.5 of the Agreement so that each Lender holds its pro rata share of the outstanding principal balance of all Loans, conditioned upon the execution and delivery to the Agent, in form and substance reasonably acceptable to the Agent, of the following: (a) this Amendment, executed by the Borrower, the Agent and the Lenders; (b) an amended and restated Agents Letter; and (c) Line of Credit A Notes and Line of Credit B Notes reflecting the revised Commitment Amounts.
     14. This Amendment shall be an integral part of the Agreement, and all of the terms set forth therein are hereby incorporated in this Amendment by reference, and all terms of this Amendment are hereby incorporated into said Agreement as if made an original part thereof. All of the terms and conditions of the Agreement, which are not modified in this Amendment, shall remain in full force and effect. To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control.
{Signature Pages Follow}

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first herein above written.

THE ANDERSONS, INC.

By	/s/ Gary Smith

Its	Vice President, Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Jason Lueders

Its	Vice President

COBANK, ACB

By	/s/ S. Richard Dill

Its	Vice President

HARRIS N.A. (as successor by merger with Harris Trust and Savings Bank)

By	/s/ Robert Wolohan

Its	Vice President

FIFTH THIRD BANK

By	/s/ David Gerkent

Its	Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ Brett Delfino

Its:	Executive Director

By:	/s/ Timothy Devane

Its:	Executive Director
{Signature Page to Eighth Amendment to Loan Agreement — The Andersons, Inc.}

ABN AMRO BANK N.V.

By	/s/ Jeffrey Ware

Its	First Vice President

By:	/s/ Brian Moeller

Its:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY

By	/s/ Robert Searson

Its	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Edward L. Cooper III

Its	Senior Vice President

BANK OF AMERICA, NA

By	/s/ Daniel R. Petrick

Its	Senior Vice President

BANK OF THE WEST

By	/s/ Lee Rosin

Its	Regional Vice President
{Signature Page to Eighth Amendment to Loan Agreement — The Andersons, Inc.}

Schedule A-4 to
Loan Agreement
Lenders’ Commitments
Line of Credit A Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $Amount
U.S. Bank National Association	16.428571428571%	$49,285,714.29
CoBank, ACB	13.571428571429%	$40,714,285.71
Harris N.A.	13.571428571429%	$40,714,285.71
Fifth Third Bank	8.571428571429%	$25,714,285.71
Rabobank International	10.714285714286%	$32,142,857.14
ABN AMRO Bank N.V.	7.142857142857%	$21,428,571.43
Branch Banking and Trust Company	10.000000000000%	$30,000,000.00
Wells Fargo Bank, National Assn.	8.571428571429%	$25,714,285.71
Bank of America, NA	5.714285714285%	$17,142,857.14
Bank of the West	5.714285714285%	$17,142,857.14

TOTAL:	100%	$300,000,000.00

Line of Credit B Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $Amount
U.S. Bank National Association	16.428571428571%	$8,214,285.71
CoBank, ACB	13.571428571429%	$6,785,714.29
Harris N.A.	13.571428571429%	$6,785,714.29
Fifth Third Bank	8.571428571429%	$4,285,714.29
Rabobank International	10.714285714286%	$5,357,142.86
ABN AMRO Bank N.V.	7.142857142857%	$3,571,428.57
Branch Banking and Trust Company	10.000000000000%	$5,000,000.00
Wells Fargo Bank, National Assn.	8.571428571429%	$4,285,714.29
Bank of America, NA	5.714285714285%	$2,857,142.86
Bank of the West	5.714285714285%	$2,857,142.86

TOTAL:	100%	$50,000,000.00

Exhibit 7A-2 to
Loan and Security Agreement
Compliance Certificate
     Pursuant to Section 7.1 of the Loan Agreement dated October 30, 2002 (as amended, replaced, restated or supplemented from time to time, the “Loan Agreement”) by and between The Andersons, Inc., an Ohio corporation (“Borrower”), the financial institutions party to the Loan Agreement (collectively the “Lenders”) and U.S. Bank National Association in its capacity as the Agent (the “Agent”), the undersigned certifies to the Agent and the Lenders as follows:
1.	The financial statements of Borrower, attached hereto, for the period ending the “Financial Statements”), have been prepared in accordance with the requirements of Section 7.1 of the Loan Agreement and have been delivered on or before the date they are due.

2.	The representations and warranties contained in Section 6 of the Loan Agreement are true and correct as of the date hereof as though made on this date.

3.	Borrower is in compliance with all of the affirmative and negative covenants set forth in Section 7 and 8 of the Loan Agreement as of the date hereof.

4.	Specifically, as of the date of the Financial Statements:
a.	Borrower’s “Tangible Net Worth” (as described in the Loan Agreement) is required not to be less than $125,000,000; Borrower’s actual Tangible Net Worth as so described is $ .

In Compliance: Yes ___ No ___

b.	Borrower’s “Working Capital” (as described in the Loan Agreement) is required not to be less than $55,000,000; Borrower’s actual Working Capital as so described is $ .

In Compliance: Yes ___ No ___

c.	Borrower’s “Current Ratio Net of Hedged Inventory” (as described in the Loan Agreement) is required not to be less than 1.25 to 1; Borrower’s actual Current Ratio Net of Hedged Inventory as so described is .

In Compliance: Yes ___ No ___

d.	Borrower’s “Debt to Capitalization Ratio” (as described in the Loan Agreement) is required not to be more than 70%; Borrower’s actual Debt to Capitalization Ratio as so described is .

In Compliance: Yes ___ No ___

e.	Borrower’s “Asset Coverage Ratio” (as described in the Loan Agreement) is required not to be more than 65%; Borrower’s actual Asset Coverage Ratio as so described is .

In Compliance: Yes ___ No ___

f.	The rate at which interest accrues under the Loan Agreement is determined in accordance with a Financial Performance Level, as defined therein, which, in turn, is determined by the Borrower’s Debt to Capitalization Ratio. As of (the most recent fiscal quarter end), Borrower’s Debt to Capitalization Ratio was ___ and the Financial Performance Level was .
5.	All adjustments and calculations related to the amounts set forth in each of 4 a through f above are attached hereto.

Dated: , 200___

THE ANDERSONS, INC.

By	/s/ Gary Smith

Its	Vice President, Finance and Treasurer

     All of the following to be calculated on a consolidated basis.
Schedule 4.a. Tangible Net Worth

Total Assets	$
Minus Intangible Assets and Other Required Deductions	$
Minus Total Liabilities	$
Tangible Net Worth	$
Schedule 4.b. Working Capital

Current Assets	$
Minus Current Liabilities	$
Working Capital	$
Schedule 4.c. Current Ratio Net of Hedged Inventory

Current Assets	$
Minus the Book Value of Hedged Inventory	$
Minus the Net Liquidation Value of Related Margin Accounts	$
Adjusted Current Assets	$

Current Liabilities	$
Minus the Book Value of Hedged Inventory	$
Minus the Net Liquidation Value of Related Margin Accounts	$
Adjusted Current Liabilities	$

Adjusted Current Assets	$
Divided By Adjusted Current Liabilities	$
Current Ratio Net of Hedged Inventory

Schedule 4.d. Debt to Capitalization Ratio

Short Term Notes Payable	$
Plus Current Maturities of Long Term Debt	$
Plus Long Term Debt	$
Minus, to the extent included in Long Term Debt, Non-recourse Debt	$
Plus, to the extent not included above, the Liabilities	$
Book Value of Grain Inventory $
Minus Grain Payables $
Minus Net Grain @ 90% $ x 90%	$
Minus100% of the Net Equity in Margin Accounts	$
Total Adjusted Funded Debt	$

Tangible Net Worth	$

Plus Total Adjusted Funded Debt	$
Capitalization	$

Total Adjusted Funded Debt	$

Divided By Capitalization	$
Debt to Capitalization Ratio

Schedule 4.e. Asset Coverage Ratio

Line of Credit A Loan Liabilities	$
Plus LC Obligations	$

Plus, Line of Credit B Loan Liabilities	$
Total Loan Liabilities	$

Accounts Receivable	$

Inventory	$

Total Receivables and Inventory	$

Total Loan Liabilities	$

Divided By Total Receivables and Inventory	$
Asset Coverage Ratio

Schedule 4.f. Financial Performance Level

Debt to Capitalization Ratio

Financial
Performance
Level	Debt to Capitalization Ratio
Level 1	Greater than 65%
Level 2	Less than or equal to 65% but greater than 60%
Level 3	Less than or equal to 60% but greater than 55%
Level 4	Less than or equal to 55% but greater than 50%
Level 5	Less than or equal to 50% but greater than 40%
Level 6	Less than or equal to 40%

Financial Performance Level Is